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                        [LETTERHEAD OF GE CAPITAL]

                                                                  Exhibit (b)(9)


                                October 18, 2000

Mr. David Schonberger
First Union Real Estate/Radiant Partners
551 5th Avenue, Suite 1416
New York, NY 10176-1499

Re: 201 West Madison Avenue

Dear David:

Set forth below are the terms of the financing by Watch Holdings, LLC.

1.   Maximum Amount:      $29,000,000

2.   Interest Rate:       275 basis points over 30-Day LIBOR, payable monthly
                          on an actual/360 basis.

3.   Commitment Fee:      1.0% of the Loan Amount ($290,000) due to Lender
                          upon closing.

4.   Exit Fee:            0.5% ($145,000)

5.   Term:                3 years

6.   Amortization:        Monthly, based on a 25-year schedule.

7.   Lockout:             Closed to prepayment in whole or in part during the
                          initial 8 months of the loan term.

                          Open to prepayment in whole, but not in part, during months 9-12, subject to a prepayment fee of 0.5% plus prorata share of GE spread for remainder of year.

                          Open to prepayment in whole, but not in part, during months 13-18, subject to a prepayment fee of 0.5%.

                          Open to prepayment thereafter at par.



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8. Lender:                Watch Holdings, LLC, a Delaware Limited Liability
                          Corporation- ("Lender").

                          In Lender's sole discretion, the note and the mortgage may be split into senior and junior priorities, syndicated to a group of Lenders and/or sold in connection with a securitization, structured finance or other placement transaction. Borrower will agree to cooperate with Lender in connection with its syndication or secondary market transaction efforts.

9. Collateral:            The Loan will be secured by a first priority lien
                          mortgage or deed of trust on 201 West Madison, a 353,216 square foot, 1,107 space nine-story Parking
                          Garage (including 19,006 square feet of Retail) located in downtown Chicago, Illinois. All assets and other collateral securing the Loan will be owned directly by Borrower.

10. Borrower:             Radian Ventures I, LLC, a to be formed single purpose
                          entity, or the existing single purpose entity, that is 100% owned by Radiant Investors, LLC, Landmark
                          Partners and Mr. Frank Kenney. The Loan is subject to
                          Lender review and approval of Borrower structure, organization documents and principal owners (including credit and background checks).

11. Non-Recourse:         Financing is non-recourse as to principal and
                          interest, but Borrower and Radiant Ventures I, LLC will indemnify Lender for losses resulting from (i) fraud, (ii) environmental liabilities, (iii) misapplication of funds (in violation of loan agreement terms), (iv) brokerage/finders fees, and
                          (v) other Lender standard non-recourse carve-outs,

                          Pending review of organizational documents and financials of Radiant Ventures, LLC. (Should Radiant Ventures I, LLC not prove satisfactory to Lender, principals may be required to provide additional indemnity.)

12. Permitted
    Liens: No liens other than the specified Paine Webber mezzanine partnership debt. The total amount to be no greater than $40 million on the entire portfolio and no greater than $3.4 million allocated to 201 West Madison Avenue. Terms of mezzanine are subject to review and approval by Lender subject to, but not limited to, maximum 15% interest rate, interest/amortization payable from available cash flow only, and no rights to default or foreclose.

13. Permitted Liens:      Borrower will not have any assets, operations,
                          activities or liabilities (other than ordinary course, routine trade payables) other than the assets securing
                          Lender's loan.


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14. Assumability:         The Loan is not assumable.

15. Tax Escrow:           Escrowed monthly with Lender.

16. Loan Costs:           Borrower will be responsible for paying all of
                          Lender's out-of-pocket costs associated with this transaction, including (but not limited to) legal fees, audits of property income and expenses, environmental reports, engineering reports, seismic reports, MAI Appraisals and loan syndication costs incurred prior to or post closing of the Loan.

                          All third-party reports must be performed for the use and reliance of Lender, its affiliates, successors and assigns, and other institutional investors who acquire an interest in the Loan secured by the Collateral to be made, in whole or in part, by Lender,

17. Good Faith
    Deposit: Borrower will deposit Thirty Thousand dollars ($30,000) with Lender as a good faith deposit. Such deposit will be returned to Borrower, less out-of-pocket due diligence and legal expenses incurred by Lender in underwriting the proposed loan, in the event that the loan does not close.

18. Closing
    Conditions:           Closing will be subject to satisfactory loan
                          documentation, and the satisfaction of customary closing conditions (including, without limitation, completion of legal due diligence, legal opinions, title insurance, receipt of satisfactory tenant estoppels, receipt of ground lessor estoppels, title and survey review, evidence of zoning compliance, hazard and liability insurance, no pending or threatened litigation and other customary matters).

19. Approval Rights:      Lender will have approval rights over all Leases.

                          Borrower will provide Lender with a detailed 3-year capital budget, which will be approved by Lender prior to closing.

                          Borrower is required to send Lender the annual operating and capital budgets on the Collateral for its review and approval, as well as copies of the quarterly and annual financial statements summarizing actual performance vs. the budgets. Lender will have the right at any time to audit and appraise the financial performance of the Collateral, as it deems necessary, but not more than once a year (unless an event of default occurs), at Borrower's expense.

20. Definitions:          Lender Audited NOI: In-place property net operating
                          Income, representing:


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                          (1) Commercial: revenue from existing tenants that are
                          in occupancy of their space and are current on their rental obligations (excluding month-to-month tenants and non-recurring categories of other income), LESS
                          (2) operating expenses based on the most recent 12-month period, adjusted for inflation, tax increases (based on projected revisions to the assessed value), and other items revealed in Lender's underwriting.

                          The NOI will be adjusted to reflect the following: (a) occupancy based on the lower of the annualized year to date actual or current market, subject to a maximum of 90% on non-garage/non-credit tenants; (b) 5% credit loss on % garage rent (c) management fees at the greater of actual or 2% of EGI; and (d) a capital reserve added to the expenses equal to the greater of $0.15 per square foot or such higher amount as may be determined by Lender's consulting engineer.

                          Cash-on-Cash Yield (CoC): Lender Audited NOI divided by the outstanding balance of the Loan.

                          Debt Service Coverage Ratio (DSCR): Lender Audited NOI divided by the debt service on the Loan, calculated at the Interest Rate in effect at the time of the calculation.

                          MAI Appraisal: Appraisal performed by an independent MAT appraiser, selected by Lender in its sole and absolute discretion.

21. Closing:              On or before December 31, 2000.

22. Governing Law:        This letter will be governed by and  construed in
                          accordance  with  the  laws of the  State  of New
                          York.

Please sign this letter in the space provided below and return it to me, together with the good faith deposit payable to Watch Holdings, LLC on or before October 27, 2000.



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                                             Very truly yours,

                                             WATCH  HOLDINGS,  LLC, as
                                             Serviced  and  Managed by
                                             General  Electric Capital
                                             Real     Estate,      its
                                             Authorized Signatory

                                             By: /s/ Lori M. Humphreys
                                               ----------------------------



                                             Name:  Lori M. Humphreys
                                                 --------------------------


                                             Title: Authorized Signatory
                                                  -------------------------

ACCEPTED & AGREED:

RADIANT VENTURES, LLC



By: /s/ David Schonberger
  ----------------------------


Date: 10/23/00
    --------------------------



Name: /s/ David Schonberger
    --------------------------



Title: Member
     -------------------------





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